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                                                                    Exhibit 6.11

                             HYPOTHECATION AGREEMENT


To:   BROOKE CREDIT CORPORATION                         Date  JANUARY 2 1998
      PHILLIPSBURG, KS 67661


Gentlemen:

         In consideration of your making, renewing, or extending a loan, or loans, to G I AGENCY, INC. hereinafter referred to as the borrower, for which the following property belonging to me has been tendered to you as collateral security:

   542,042 shares of Brooke Corporation common stock represented by certificate numbers

   72, 75, 73, 69, 71, 80, 68, 67, 74, 66, 335, 53, 78, 79, 70

and for the purpose of enabling said borrower to obtain credit therefor, I hereby certify that the said property has been duly assigned, released, transferred, and delivered by me to said borrower, and by these presents I do hereby assign, release, and transfer unto said borrower all of my right, title, and interest in and to said property, and hereby expressly authorize said borrower to pledge or hypothecate all or any part of said property for the indebtedness aforesaid, and all renewals and extensions thereof, and also for any and all other indebtedness of the same borrower to you, created at any time before this authorization shall have been revoked in writing and all renewals and extension thereof, and I waive notice of all or any such indebtedness or extension or renewal thereof.

         Furthermore, I request that you give, or continue to give said borrower credit in the form of loans or renewals or extensions, as aforesaid, and in consideration of all or any such credit so granted by you, I agree that all or any property pledged or hypothecated, as aforesaid, shall be subject, in your hands or those of your assignees or pledgee or pledgees, to all powers which would apply thereto by contract or otherwise if said property in fact so pledged or hypothecated stood in the name of said borrower himself and not in my name. The proceeds of all loans shall be accounted for and paid over the borrower aforesaid, and said collateral securities may be disposed of and/or paid over to or upon the direction of said borrower.

         This agreement shall be binding on my heirs, executors, administrators and assigns and inure to the benefit of your successors and/or assigns.

                                       Brooke Holdings, Inc.

                                       /s/ Robert D. Orr
                                       ---------------------------------------
                                       by:      Robert D. Orr, President

/s/ Kristy Lenker
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         WITNESS


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